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                                                                   Exhibit 10.13



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                          PURCHASE AND SALE AGREEMENT

                                 45 OSER AVENUE
                               HAUPPAUGE, NEW YORK

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                           PURCHASE AND SALE AGREEMENT
                                 45 OSER AVENUE
                               HAUPPAUGE, NEW YORK
                                TABLE OF CONTENTS

Section:                                                                  Page
--------                                                                  ----
 1.  Sale of Property ...................................................   1
 2.  Purchase Price .....................................................   2
 3.  Title and Conveyance ...............................................   6
 4.  Apportionments and Adjustments .....................................   8
 5.  Operations Pending Closing .........................................  10
 6.  Closing ............................................................  11
 7.  Representations, Warranties and Agreements of Seller ...............  11
 8.  Representations, Warranties and Agreements of Buyer ................  13
 9.  Seller's Closing Obligations .......................................  15
10.  Violations .........................................................  17
11.  Objections to Title; Failure of Seller or Buyer to Perform .........  17
12.  Destruction, Damage or Condemnation ................................  19
13.  Brokerage ..........................................................  20
14.  No Mortgage Contingency ............................................  21
15.  Notices ............................................................  21
16.  Hazardous Substances ...............................................  22
17.  Closing Costs ......................................................  24
18.  Pending Tax Reduction Proceedings ..................................  24
19.  Liquidated Damages .................................................  25
20.  Buyer's Application for Permit .....................................  26
21.  Miscellaneous Provisions ...........................................  26


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                              SCHEDULE OF EXHIBITS

EXHIBIT "A"    Legal Description of Subject Premises

EXHIBIT "B"    Maintenance and Service Contracts

EXHIBIT "C"    Pending or Threatened Litigation


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                           PURCHASE AND SALE AGREEMENT


     PURCHASE AND SALE AGREEMENT (the "Agreement") made this 12th day of December, 1996 by and between EATON CORPORATION, having an address at 1111 Superior Avenue, Cleveland, Ohio 44114-2584 (hereinafter referred to as "Seller") and WORLDCOMM SYSTEMS, INC., having an address at 375 Oser Avenue, Hauppauge, New York 11788 (hereinafter referred to as "Buyer").


     1.   SALE OF PROPERTY.

          A. Seller agrees to sell. transfer and convey and the Buyer agrees to purchase. subject to the terms and conditions of this Agreement, all that certain piece, parcel or tract of land located at Hauppauge, in the Town of Smithtown, County of Suffolk and State of New York, together with the buildings, fixtures and improvements therein erected, and all appurtenances pertaining thereto, as more fully described on Exhibit "A" annexed hereto, and known as 45 Oser Avenue, Hauppauge, New York, together with all building systems serving the Subject Premises (as hereinafter defined) and all carpeting, partitions, electrical systems and panels, heating, venting and air conditioning systems ("HVAC"), lighting, plumbing and mechanical systems, machinery, equipment, replacement parts, components and supplies, cleaning and maintenance equipment, tools and supplies, if any, together with all right, title and interest, if any, of the Seller in and to any land lying in the bed of any street, road or avenue open or proposed in front of or adjoining the Subject Premises to the centerline thereof; all rights of way or use, licenses, tenements,


                                                                          Page 1


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hereditaments, appurtenances and easements now or hereafter belonging or pertaining to any of the Subject Premises; all certificates of occupancy, authorizations and approvals held by Seller and necessary for the current occupancy, use and operation of the Subject Premises; all existing and unexpired warranties, guarantees and bonds, including, without limitation, contractor's, architect's and manufacturer's warranties and guarantees, if any, held by Seller and given by third parties with respect to the Subject Premises; and all surveys, plans and specifications that relate to the Subject Premises, to the extent in Seller's possession, custody or control, including, without limitation, those previously delivered to Buyer (hereinafter collectively referred to as the "Subject Premises"). To the extent same are not in Seller's possession, custody or control, Seller shall assign on the Closing Date all of its right, title and interest in and to same to Buyer.

          B. Buyer shall have the right to assign this Agreement to another entity in which Buyer is, or the principals of Buyer are, the owner(s) of a controlling interest. Except as set forth above, Buyer may not assign this Agreement to any person or to any entity without the prior written consent of Seller and any assignment in violation of this provision shall be null and void. The assignment of this Agreement by Seller shall not relieve Seller of its obligations and liabilities hereunder.

     2.   PURCHASE PRICE AND ESCROW.

          The purchase price for the Subject Premises is Two Million Five Hundred Fifty Thousand Dollars ($2,550,000) (hereinafter referred to as the "Purchase Price") which shall be payable as follows:


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          A. A check in the amount of One Hundred Twenty-Seven Thousand Five
Hundred Dollars ($127,500) (the "Deposit"), subject to collection drawn to the order of Esanu Katsky Korins & Siger, as attorneys (hereinafter referred to as "Escrow Agent"), simultaneously with the execution of this Agreement by Buyer, as a good faith deposit to be held in escrow by Escrow Agent in an interest bearing account at Citibank, N.A. and to be paid to Seller on the Closing Date (as hereinafter defined) unless Buyer is entitled to a refund thereof in whole or in part pursuant to the terms of this Agreement, in which event the amount to be refunded, together with all accrued interest shall be paid over to Buyer and the balance, if any, shall be paid to Seller;

          B. The escrow of the Deposit shall be subject to the following provisions:

               (i) Seller and Buyer hereby appoint Esanu Katsky Korins & Siger to serve as Escrow Agent pursuant to the terms of this Agreement.

               (ii) Buyer shall pay the Deposit by unendorsed check, subject to collection, payable to the order of and delivered to Escrow Agent. Upon collection of the proceeds of the check in payment of the Deposit, Escrow Agent shall deposit the proceeds thereof in an interest-bearing bank account at the 120 Broadway, New York, New York branch of Citibank, N.A., but Escrow Agent shall have no obligation to obtain any specific interest rate on the Deposit. Any party that shall receive interest on the Deposit shall be responsible for payment of any applicable income taxes thereon. The tax identification numbers of the parties are set forth opposite their signatures to this Agreement. Any party entitled to receive interest on the Deposit shall furnish an executed and completed IRS Form W-9 to Escrow Agent prior to delivery of such interest.


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               (iii) If this transaction shall not close as a result of Buyer's willful default hereunder, then, in such event, the Deposit and any accrued interest on the Deposit shall be delivered to Seller following demand by Seller as and for liquidated damages, and Seller shall have no further rights or remedies as a result of such default; provided, however, that Escrow Agent shall give Buyer ten (10) days' written notice to object to the payment of the Deposit and interest to Seller, in which event Escrow Agent may either (a) maintain the Deposit pursuant to the terms hereof, or (b) deposit the Deposit and interest in a court of competent jurisdiction, pending resolution of the dispute between Buyer and Seller. It is understood that since it would be impossible to ascertain the amount of damages in the event of such default by Buyer, the parties agree that, as Seller's sole remedy, such portion of the Deposit plus interest thereon would constitute a fair and reasonable sum to cover such damages.

               (iv) The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience and that Escrow Agent shall not be deemed to be the agent or trustee for either of the parties.

               (v) Escrow Agent shall not be liable to either of the parties for anv mistake of fact or of law or error of judgment or any act or omission of any kind unless it involves willful misconduct or gross negligence on the part of Escrow Agent. Without limiting the generality of the foregoing, Escrow Agent shall not be responsible or liable in any manner whatsoever for (i) the sufficiency, correctness, genuiness, or validity of any check or other instrument delivered to it, (ii) the form of execution of any such instruments,
(iii) the identity, authority or rights of any person executing or delivering any such instrument, (iv) the terms and conditions of any


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instrument pursuant to which the parties may act, (v) any loss of interest resulting from a delay in investing or reinvesting the Deposit, (vi) any loss resulting from, in connection with, or arising from the Deposit or investment of the Deposit as provided herein, including, but not limited to, the failure; refusal or inability of any institution with which the Deposit has been deposited or invested to repay any portion of the principal amount of or any interest accrued on the Deposit.

               (vi) Seller and Buyer, jointly and severally, hereby indemnify and hold Escrow Agent harmless from and against all costs, claims. losses, liabilities and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection with or arising from the performance of Escrow agent's duties hereunder, except with respect to acts or omissions involving willful misconduct or gross negligence on the part of Escrow Agent, and provided that Escrow Agent shall not charge any fees for the performance of its services in the ordinary course. Such indemnity shall survive the Closing or termination of this Agreement.

               (vii) Notwithstanding anything to the contrary contained herein, Buyer agrees that Esanu Katsky Korins & Siger may represent Seller as Seller's counsel in any action, suit or other proceeding between Seller and Buyer, or in which Seller and Buyer may be involved.

               (viii) No change or termination of this Agreement affecting the rights, duties or liabilities of Escrow Agent shall be binding upon Escrow Agent unless agreed to in writing by Escrow Agent.

               (ix) At the Closing, the Deposit together with any interest earned thereon shall be paid by Escrow Agent to Seller. If Buyer is entitled to the return of the Deposit, or any

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portion thereof, pursuant to the terms hereof, then Buyer shall be entitled to the interest earned thereon.

          C. Bank draft or certified check in the amount of Two Million Four Hundred Twenty-Two Thousand Five Hundred Dollars ($2,422,500) payable to the order of Seller, or as may be directed by Seller upon not less than forty-eight
(48) hours prior written notice to Buyer, drawn on a bank which is a member of the New York Clearing House Association or, at Seller's option, by federal funds wire transfer on the Closing Date.

     3.   TITLE AND CONVEYANCE.

          A. On the Closing Date, the Subject Premises shall be conveyed by Bargain and Sale Deed with Covenants Against Grantors Acts in proper form for recording which shall be properly executed and acknowledged so as to convey to Buyer a good and insurable fee simple title to the Subject Premises and such title to be free, clear and unencumbered subject only to the following permitted exceptions (hereinafter collectively referred to as the "Permitted Exceptions"):
(i) real estate taxes, water charges and sewer rents not yet due and payable;
(ii) encroachments of retaining walls, roofs, coping, fences and variations between record lines and retaining walls, hedges and fences provided same do not render title unmarketable; (iii) any state of facts an accurate survey of the Subject Premises would show, provided such state of facts does not render title unmarketable; (iv) covenants, restrictions, utility agreements or utility or other easements of record, if any, still in force and effect, provided the items in this subsection (iv) do not prevent or interfere with the existing or continued use of the Subject Premises as presently existing and


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Buyer's title company insures to the Buyer and to the mortgagee of Buyer, if any, that a future violation will not cause a reversion or forfeiture of title;
(v) building and zoning laws, restrictions, ordinances, codes and regulations affecting the Subject Premises, and all amendments and additions thereto now or which will be in force and effect on the Closing Date, provided same are not presently violated by the Subject Premises as constructed or by the present use thereof and (vi) the matters set forth on Schedule B to title report on the Subject Premises issued by Continental Abstract Corporation, Title No. 96-08-100500572 (S335435), dated October 28, 1996.

          B. Title to the Subject Premises shall be good and marketable and insurable as such by any reputable title insurance company licensed to do business in the State of New York in accordance with its standard policy without additional premium, subject only to the Permitted Exceptions and standard exceptions and exclusions generally contained in such policies.

          C. Unpaid franchise taxes of any corporation in the chain of title shall not constitute an objection to title, provided, that on Closing of title, Seller makes such deposit or guarantee as might be required by the title company engaged by the Buyer and the title company "omits" same from any fee and mortgage policy and issues to Buyer and to the mortgagee of Buyer, if any, a policy of title insurance, insuring against the collection thereof out of or against the Subject Premises. Subsequent to the Closing, Buyer shall look solely to its title insurance company for any claims arising in respect of title matters and Seller shall have no liability to Buyer for title defects which are discovered subsequent to the Closing. At the Closing, Buyer shall deliver to Seller an agreement from Buyer's title insurance company waiving its right of

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subrogation for claims against Seller in connection with title defects affecting the Subject Premises.

     4.   APPORTIONMENTS AND ADJUSTMENTS.

          A. The following apportionments shall be made between the parties at the Closing as of midnight of the day preceding the Closing Date:

               (i) Real estate taxes, water charges and sewer rents, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Subject Premises, then apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available. If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be re-computed. Any discrepancy resulting from such re-computation as well as any errors or omissions in computing all other apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing;

               (ii) Payments due under any maintenance or service contracts (collectively, the "Service Agreements") set forth on Exhibit "B", annexed hereto, to the extent same are assignable and are assigned to Buyer pursuant to this Agreement; provided that Buyer shall have no obligation to take assignment of any such Service Agreements;


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               (iii) Pursuant to Section 4.C. below, utility charges pursuant to readings obtained not more than three (3) days prior to Closing;

               (iv) Fuel oil, based on a reading by Seller's fuel oil supplier, not more than three (3) days prior to Closing, based on the number of gallons in the fuel tank, at the price per gallon last paid by Seller;

               (v) All other adjustments as are customary and usual in a real estate closing in accordance with the customs and practices for title closing, except if specifically set forth to the contrary;

          B. If, on the Closing Date, the Subject Premises or any part thereof is affected by any assessment other than ad valorem taxes which is payable in installments, then all unpaid installments of such assessment which become due and payable after the Closing Date shall be the obligation of the Seller.

          C. Seller shall attempt to obtain readings of the water, electric, gas and other utility meters affecting the Subject Premises to a date no earlier than three (3) days prior to the Closing. At or prior to Closing, Seller shall pay all charges based upon such meter readings, adjusted to include a reasonable estimate of the additional charges due for the period from the dates of the respective readings until the Closing Date. However, if Seller is unable to obtain readings of any meters prior to Closing, Closing shall be completed without such readings and upon the obtaining thereof after Closing, Seller shall pay the charges incurred prior to the Closing as reasonably determined based upon such readings, and at Closing Seller shall deposit in escrow with the title company an amount reasonably estimated by the title company to represent the


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anticipated obligation of Seller hereunder and to omit same as an exception to
Buyer's title policy to the date of Closing. The obligations of this Section 4.C. shall survive the Closing.

     5.   OPERATIONS PENDING CLOSING.

          Seller agrees that between the date hereof and the Closing:

          A. Seller shall operate. manage and maintain the Subject Premises or cause same to be operated. managed and maintained in the same general manner as it is currently being operated, and the Subject Premises will be delivered to Buyer on the Closing Date vacant and in its as is" condition on the date hereof, reasonable wear and tear and, subject to Section 12 of this Agreement, damage due to casualty or condemnation excepted, free and clear of all leases, tenancies and occupancies.

          B. Seller shall provide Buyer reasonable access to the Subject Premises upon prior notice to Seller for the purpose of inspecting the Subject Premises prior to Closing;

          C. Seller shall not enter into any leases for any portion of the Subject Premises without Buyer's prior written consent; and

          D. Seller shall not enter into any new Service Agreements without Buyer's prior written consent, except such contracts which can be terminated by Buyer on no more than thirty (30) days notice and which provide for services at rates competitive for similar services at buildings of the size and in the general geographic area of the Subject Premises.


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     6.   CLOSING.

          Subject to the satisfaction of the terms and conditions set forth in this Agreement, the closing of the purchase and sale of the Subject Premises (the "Closing") shall take place on or about December ___, 1996 at 10:00 a.m. (the "Closing Date"): (i) at the office of the Seller's attorneys, 605 Third Avenue, New York, New York 10158; or (ii) at such other place as the parties may mutually agree upon in writing.

     7.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER.

          Seller hereby makes the following representations and warranties to the Buyer, and acknowledges and confirms that Buyer is relying upon such representations and warranties in connection with the execution. delivery and performance of this Agreement and the transactions contemplated hereby.

          A. Seller is a corporation duly organized and validly existing under the laws of the State of Ohio; the execution, delivery and performance of this Agreement on behalf of Seller has been duly authorized; Seller is the sole owner of record of the Subject Premises and has full power and authority to convey the Subject Premises as contemplated by this Agreement.

          B. Seller represents that (i) this Agreement constitutes a legally valid and binding agreement, enforceable against Seller in accordance with its terms; and (ii) the execution and delivery by Seller of this Agreement does not, and the performance by Seller of the transactions contemplated hereby will not. violate any of the provisions of any contract or


                                                                         Page 11

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agreement to which Seller is a party or by which Seller is bound, or any order, writ, injunction, or decree applicable to Seller.

          C. Seller is not a "foreign person" as such term is defined for purposes of the foreign Investment in Real Property Tax Act of the Internal Revenue Code Section 1445, as amended, and the regulations promulgated thereunder (collectively, "FIRPTA");

          D. There are no leases in effect for all or any portion of the Subject Premises and Seller shall not enter into any such leases but shall deliver the Subject Premises vacant and free of any and all leases, tenancies and rights of occupancy.

          E. There are no management. service. equipment. supply, security, maintenance, concession or other agreements with respect to or affecting the Subject Premises, except for those which will be cancellable by Buyer on not more than thirty (30) days' notice, and except those Service Agreements set forth on Exhibit "B".

          F. The conveyance of the Subject Premises to the Buyer pursuant to this Attreement does not contravene the Certificate of Incorporation or By Laws of Seller or any other document or agreement of Seller; and is not subject to the approval of any court of competent jurisdiction or other governmental agency or authority or, if required, such approval has been obtained and will be delivered to buyer at. or prior to, the Closing.

          G. There is no litigation pending against Seller which could affect Seller's ability to convey the Subject Premises to the Buyer in accordance with this Agreement, except as set forth on Exhibit "C" annexed hereto.


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     8.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER

          Buyer hereby makes the following representations and warranties to the Seller, and acknowledges and confirms that Seller is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          A. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware.

          B. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by the Board of Directors of Buyer.

          C. Buyer represents that (i) this Agreement constitutes a legally valid and binding agreement enforceable against Buyer in accordance with its terms; and (ii) the execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of the transactions contemplated hereby will not, violate any of the provisions of any contract or agreement to which Buyer is a party or by which Buyer is bound, or any order, writ, injunction or decree applicable to Buyer.

          D. Subject to Seller's representations contained in Section 16 of this Agreement, Buyer has made an independent investigation of the Subject Premises and has examined the physical and environmental condition of the Subject Premises and its improvements to the extent that it deemed necessary to determine to purchase the Subject Premises in its "as is" condition. The Purchase Price has been reduced by $250,000 as a result of the condition of the roof and the HVAC system at the Subject Premises and Buyer accordingly accepts the roof and


                                                                         Page 13

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the HVAC system in their "as is" condition and Buyer shall be solely responsible for any and all repairs, corrections or modifications that are required to be made to the roof and the HVAC system.

          E. Seller has not made nor has Buyer relied upon any representation, warranty or promise with respect to the condition, value or state of repair of the Subject Premises, except as specifically set forth in this Agreement. Buyer agrees to accept the Subject Premises in its "as is" condition as of the date hereof subject to reasonable wear, tear and deterioration to the date of the closing, free from any warranties as to condition, merchantability, or use for any particular purpose. Without limiting the generality of the foregoing, Buyer has not relied on any representations or warranties, and Seller has not made any representations or warranties, in either case, express or implied, except as expressly set forth herein, as to (i) the current or future real estate tax liability, assessment or valuation of the Subject Premises; (ii) the potential qualification of the Subject Premises for any benefits conferred by federal. state or municipal laws, whether for subsidies, special real estate tax treatment, Insurance, financing, or any other benefits, whether similar or dissimilar to those enumerated; (iii) the compliance of the Subject Premises, in its current or any future state, with applicable zoning ordinances and the ability to obtain a variance in respect to the Subject Premises and possible noncompliance with any zoning ordinance or the existence of development rights;
(iv) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Subject Premises from any source, including, but not limited to, state, city or federal governments or any institutional lenders; or (v) the current or future use of the Subject Premises. Seller is not liable or bound in any manner by any verbal or written


                                                                         Page 14

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statements, representations, real estate brokers' "setups" or information pertaining to the Subject Premises furnished by any real estate broker, agent, employee. or other person, unless the same are specifically set forth herein as a representation of Seller. The acceptance by Buyer of the deed conveying the Subject Premises shall constitute an acknowledgment by Buyer that all obligations of Seller set forth in this Agreement have been discharged in full, and upon such acceptance, Seller shall be released from any and all obligations set forth in this Agreement, except only such obligations, if any, which shall, pursuant to the express provisions of this Agreement, survive the Closing hereunder.

     9.   SELLER'S CLOSING OBLIGATIONS.

          At the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

          A. A statutory form of Bargain and Sale Deed with Covenants against Grantor's Acts, properly executed in recordable form so as to transfer and convey to Buyer the title required by this Agreement.

          B. Copies or originals of any Certificates of Occupancy, licenses, permits. authorization and approvals issued for or with respect to all improvements on the Subject Premises as presently existing by governmental and quasi-governmental authorities having jurisdiction to the extent in Seller's possession, custody or control;


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          C. Copies of as-built drawings of the Subject Premises, as well as any other plans or drawings pertaining to the Subject Premises to the extent in Seller's possession, custody or control;

          D. Copies of operating manuals for building equipment and systems with respect to the Subject Premises to the extent in Seller's possession, custody or control;

          E. A Bill of Sale for the personal Property, if any, is to be conveyed hereunder, duly executed and acknowledged by the Seller;

          F. All required real property transfer and gains tax returns, and delivery of checks in payment of the applicable conveyance and gains taxes (all such taxes shall be the obligation of Seller);

          G. The required Equalization and assessment form; and

          H. All other documents and instruments as are customary in real estate closings in New York State.

     10.  VIOLATIONS

          A. Seller and Buyer shall cooperate to comply with all notes or notices of violation of law or municipal ordinances. orders or requirements noted in or issued by any governmental department having authority as to lands, housing, buildings, fire, health environment and labor conditions affecting the Subject Premises (the "Violations") issued up to and including the Closing Date. Buyer shall take title to the Subject Premises subject to the Violations, however, Seller shall be responsible to fully satisfy, prior to the Closing Date, all fines, penalties and all


                                                                         Page 16

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other financial obligations relating to, resulting from and in connection with the Violations, of every kind, type and nature whatsoever, except for the cost of correcting the Violations (collectively, the "Financial Obligations"), and the Subject Premises shall be conveyed free of the Financial Obligations at Closing. Copies of all Violations in Seller's possession, custody and control shall be delivered by Seller to Buyer upon the execution of this Agreement. Seller's obligation under this Section 10 shall survive the Closing.

     11.  OBJECTIONS TO TITLE; FAILURE OF SELLER OR BUYER TO PERFORM.

          A. Buyer, at its sole cost, shall make application, promptly after the execution hereof to a reputable title insurance company (or representative thereof) licensed to do business in the State of New York for its commitment to insure the Buyer's title to the Subject Premises subject only to the Permitted Exceptions. Buyer shall request such title company to send a title report or certificate of title simultaneously to the Seller and the Buyer, but in no event less than twenty (20) days prior to the Closing.

          B. If at the date set for the Closing Seller is unable to convey to the Buyer title to the Subject Premises subject to and in accordance with the provisions of this Agreement, or fails or is unable to fulfill any condition precedent to Buyer's obligations under this Agreement except for Seller's willful default, or if any representation made by Seller hereunder is not true and correct in all material respect required to be true at Closing, Seller shall be entitled, to reasonable adjournments of the Closing not to exceed sixty (60) days in the aggregate, to enable Seller to convey such title or fulfill any such condition under this Agreement. If Seller does not


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elect to adjourn the Closing, or if at the adjourned date Seller is unable to convey title in accordance with the provisions of this Agreement, then either
(i) Buyer may terminate this Agreement, whereupon this Agreement shall terminate and neither party shall have any obligations of any nature to the other hereunder (except for Seller's willful default) or otherwise except that Seller shall return the deposit (with interest earned thereon, if any) plus the net cost of title examination and survey, if any, has been incurred by Buyer or (ii) Buyer may elect to take such title as Seller is able to convey without any reduction, credit or adjustment in the Purchase Price.

          C. Each party shall deliver or cause to be delivered to the other party or to the title company such duly executed and acknowledged or verified certificates and other instruments respecting its power and authority to perform the obligations hereunder, the due authorization thereof by appropriate corporate or other proceedings and the authority of the officer or other representatives acting for such party at the Closing, as counsel for the other party or the title company may reasonably request.

          D. If the Subject Premises shall, at the time of Closing, be subject to any liens, such as for judgments or transfer, franchise, license or other similar taxes, or any encumbrances or other title exceptions which would be grounds for Buyer to reject title hereunder, Seller shall be obligated to expend up to Five Hundred Thousand Dollars ($500,000.00) to satisfy or cure same or to cause the Subject Premises to be released from such liens, and same shall not be deemed an objection to title provided that, at the time of Closing, the title company will issue or bind itself to issue a policy which will omit same as exceptions to title or will insure buyer against collection thereof from or enforcement thereof against the Subject Premises at no additional cost to Buyer and for a premium computed at regular rates. Seller shall have no obligation to cure non-monetary liens or encumbrances.

     12.  DESTRUCTION, DAMAGE OR CONDEMNATION.

          A. Seller shall keep in effect until Closing its present hazard insurance. The risk of any loss by fire or other casualty or by the taking of the Subject Premises or any part thereof by eminent domain shall be assumed solely by Seller until Closing; provided, however, that in the event of damage to or destruction of the Subject Premises that is not material (for the purposes hereof, damage or destruction shall not be deemed material if the reasonably estimated cost of restoration does not exceed Five Hundred Thousand Dollars ($500,000.00)), this Agreement shall remain in full force and effect, and Seller shall pay over to Buyer the amount of the insurance proceeds collected to the extent not applied to the restoration or repair of the Subject Premises or, if any proceeds have not been collected, Seller shall assign to Buyer all its right, title and interest in and to the same to the extent not applied by Seller to the restoration or repair of the Subject Premises. In the event casualty losses occur which were not insured.,Seller shall pay or credit to the Purchase Price at the Closing an amount agreed to by Buyer and Seller to be necessary for restoration. Seller retains the right to make any claims against the insurance company arising out of any such casualty resulting in a credit to the Purchase Price.

          B. If the damage or destruction to the Subject Premises is material (the cost of restoration will exceed Five Hundred Thousand Dollars ($500,000.00)), or if any material part of the Subject Premises constituting part of the property shall be taken by eminent domain, then

Buyer or Seller may elect to, upon notice to the other party given not later than ten (10) days after receipt of notice of such damage or taking, (i) terminate this Agreement, or (ii) proceed to Closing under the same terms and conditions as set forth herein, and, in the event of a taking, Buyer, if it elects, in its sole discretion, to proceed, shall receive an assignment of any awards in connection therewith. Upon termination pursuant to the preceding sentence, the obligations of each party to the other shall terminate without further liability hereunder or otherwise except that the Deposit (with interest earned thereon, if any) shall be refunded by Seller and/or Escrow Agent to Buyer.

     13.  BROKERAGE.

          Seller and Buyer represent and warrant to each other that they have dealt with no broker in connection with this Agreement other than Corporate National Realty, Inc. (the "Broker") and that they know of no broker who has claimed or may have the right to claim a commission or other compensation, in connection with this transaction other than the Broker. Seller and Buyer shall indemnify, defend and hold each other harmless against any loss, liability, costs, claims or expenses, including, but not limited to, reasonable attorneys' fees and expenses, arising out of the breach on their part of any representations, warranties or agreements contained in this Section 13. In the event of a third-party brokerage claim made against either party, which claim, if true, would constitute a breach of this representation, then the party required to indemnify the other party shall defend such other party from such claim. The representations and obligations under this Section 13 shall survive the Closing or, if Closing does not occur, the termination of this Agreement.

     14.  NO MORTGAGE CONTINGENCY.

          A. This Agreement and Buyer's obligations hereunder are not subject to or conditioned upon Buyer's ability to obtain financing of any kind or nature whatsoever.

     15.  NOTICES.

          All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered (i) by hand or mailed, express, certified or registered mail, return receipt requested, with postage prepaid, or sent by a nationally recognized overnight courier service that regularly maintains records of items picked up and delivered to the parties at the addresses set forth below and (b) telecopied to parties at the telecopier numbers set forth below:

          If To Seller:        Eaton Corporation
                               Eaton Center
                               1111 Superior Avenue
                               Cleveland, Ohio 44114-2584
                               Attention: Mr. Dale R. Mitchell
                               Fax No: (216) 479-7010

          If To Escrow Agent:  Esanu Katsky Korins & Siger
                               605 Third Avenue
                               New York, New York 10158
                               Attention: Randolph Amengual, Esq.
                               Fax No.: (212) 953-6899

          If To Buyer:         Worldcomm Systems,  Inc.
                               375 Oser Avenue
                               Hauppauge, New York 11788
                               Attention: Mr. David E. Hershberg
                               Fax No.: (516) 231-1557

          With a Copy to:      Goldman & Maza
                               666 Old Country Road, Suite 304
                               Garden City, New York 11530
                               Attention: Ronald G. Goldman, Esq.
                               Tel. No.: (516) 228-8349

or to such other person or address as any party shall furnish to all other parties in writing. Notices delivered personally or by such courier service shall be deemed communicated as of the date of actual receipt or rejection, mailed notices shall be deemed communicated as of the date four (4) days after mailing.

     16.  HAZARDOUS SUBSTANCES

          A. Hazardous Substances shall include the existence of any petroleum or petroleum products, asbestos or asbestos containing materials, polychlorinated biphenyls, underground storage tanks and the contents thereof, flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials, including, without limitation, any such materials defined or regulated pursuant to (i) any federal statute, law, rule or regulation, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended by the Superfund Amendments and Re-authorization Act of 1986, the Resource Conservation and Recovery Act, (42 U.S.C. ss.6901. et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or (ii) any state or local law, rule or regulation having jurisdiction thereof, as such laws or regulations now exist.

          B. Seller represents and warrants that to the best of its knowledge, there is no environmental condition at the Subject Premises requiring the clean-up of Hazardous Substances under applicable Federal, state and local laws, rules and regulations and that there are no underground or above-ground fuel oil storage tanks located at the Subject Premises, except as shown on the Phase I Environmental Site Assessment, prepared by Geraghty & Miller. Seller's representations and warranties set forth in this Section 16 shall survive the Closing for a period of five (5) years.

          C. Notwithstanding anything contained in this Section 16 or this Agreement to the contrary, it is expressly understood and agreed that Seller shall in no event be liable to Buyer for consequential damages arising in respect of environmental matters or claims.

     17.  CLOSING COSTS.

          Buyer shall pay the costs of examination of title and any owner's policy of title insurance to be issued insuring Buyer's title to the Subject Premises, any mortgagee's policy of title insurance to be issued insuring mortgagee's mortgage encumbering the Subject Premises, if any, as all other title charges and all other costs or expenses incident to the execution or recordation of documents required in order to transfer title to (and mortgage) the Subject Premises and record any document given in connection with the conveyance (and mortgaging) of the Subject Premises, except that Seller shall pay for all documentary stamps to be affixed to the Deed conveying the Subject Premises in accordance with Article 31 of the Tax Law of the State of New

York. Other than as expressly set forth herein, both parties shall bear all of their respective costs and expenses associated with the transactions contemplated by this Agreement.

     18.  PENDING TAX REDUCTION PROCEEDINGS

          A. Seller shall have the right to continue the tax certiorari proceedings in respect of the Subject Premises which are currently pending for the fiscal year 1996 and for periods prior thereto. In the event that as a result of any such proceeding there is a real estate tax reduction which covers a fiscal tax year a portion of which occurs from or after the Closing, Buyer shall be entitled to its pro rata share of any such reduction, less the legal fees and expenses in proportion to Buyer's share of the reduction. Notwithstanding the foregoing, Seller shall suspend and adjourn any proceeding or proceedings, if any, now pending for the reduction of the assessed valuation of the Subject Premises for the fiscal year 1997 (the "Fiscal Year"), and at Closing Seller shall assign any and all such proceedings to Buyer. On the Closing Date, Seller shall deliver to Buyer copies of any applications currently pending for such Fiscal Year, together with a substitution of counsel. The attorneys representing Seller in connection with any such real estate tax reduction proceedings will withdraw from representation of Seller effective on the Closing Date free and clear of any claims for attorneys' fees.

          B. Buyer is hereby authorized to continue any such proceeding or proceedings subsequent to Closing (as same relate to periods of time after the Closing Date) and in Buyers sole discretion to litigate or settle same without Seller's consent or approval.

          C. It is further agreed between Seller and Buyer that the net refund of taxes, if any, for such Fiscal Year received by either Seller or Buyer in any such proceeding, shall be apportioned between Seller and Buyer, as of the Closing Date, in the same manner as other adjustments, in accordance with the provisions of this Agreement. Prior to any apportionment, however, Buyer shall be entitled to deduct from any refund that it receives all expenses including reasonable attorneys' fees incurred in obtaining such refund. Seller shall deliver to Buyer, upon demand, receipted tax bills and cancelled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Buyer. The provisions of this Section 18 shall survive the Closing.

     19.  LIQUIDATED DAMAGES.

          In the event for any reason the Buyer does not perform its obligations hereunder by failing to close title hereunder, the parties agree that the Deposit and any interest earned thereon shall be considered liquidated damages and may be retained by the Seller for its sole and exclusive remedy. It is understood that it would be impossible to ascertain the amount of damages in the event of such default by Buyer, and therefore, the parties agree that the Deposit together with interest earned thereon constitutes a fair and reasonable sum to cover such damages. This in no way shall be construed as a penalty clause.

     20.  BUYER'S APPLICATION FOR PERMIT.

          A. Prior to the Closing Date, Buyer shall have the right to apply for any permits for construction, alteration or other work on the Subject Premises. Seller shall cooperate with Buyer; in connection with any such applications including, without limitation, the execution and delivery of application or consent forms, furnishing of documents and other information in Seller's possession which may be reasonably required by Buyer or the agency, department or other entity to whom such application may be made. Any such applications shall be at Buyer's sole cost and expense and Seller shall not be obligated or required to incur any expense or liability to third parties to comply with this
Section 20. Buyer shall not change or alter the Subject Premises or any improvements thereon prior to the Closing Date, even if permits are issued by the authorities having jurisdiction with respect thereto. It shall not be a condition to Buyer's obligation to close under this Agreement that Buyer obtain any of such permits.

     21.  MISCELLANEOUS PROVISIONS.

          A. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by a written instrument signed by both parties.

          B. The Buyer acknowledges that, except as specifically provided for herein, Seller has made no representations or warranties, and held out no inducements to the Buyer, other than those herein expressed. This Agreement is entered into after full investigation by Buyer, and Buyer has not relied on any representations or warranties, and Seller has not made any representations or warranties, promises or statements, in either case express or implied, except as herein expressly provided, as to (i) the potential qualification of the Subject Premises for division into a Condominium or for any other benefits conferred by federal, state or municipal laws or (ii) the condition of the Subject Premises, or the Building, the improvements or personal property included therein. The Seller is not liable or bound in any manner by any verbal or written statements, pertaining to the Subject Premises or the operation, layout, expenses, condition, income, leases or rents furnished by any real estate broker, agent, employee, or other person, unless the same are specifically set forth herein.

          C. The acceptance of the deed by Buyer at Closing shall be deemed to be full performance of, and discharge of, every agreement, representation (except those that are to expressly survive the Closing) and obligation on the part of Seller to be performed hereunder as a condition precedent to Buyer's obligations except for matters that are expressly provided herein or otherwise in writing to survive the Closing.

          D. This Agreement shall be governed by. and construed in accordance with, the local laws of the State of New York in all respects including the validity, interpretation and performance thereof and without giving effect to principles governing conflicts or choice of law.

          E. The captions and the table of contents in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement.

          F. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

          G. The submission of this Agreement by Buyer or Seller shall in no manner bind Buyer or Seller nor shall the same constitute an offer by Buyer or Seller. This Agreement shall be binding on Buyer and Seller only when duly executed by Seller and Buyer and upon delivery of a copy of such fully executed Agreement to both Seller and Buyer or their respective counsel.

          H. Any time period provided herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day.

          I. In no event shall any director, trustee, board member, partner shareholder or officer of either party have any personal liability whatsoever arising under or in connection with this Agreement.

          J. This Agreement may be executed in any number of counterparts, each or which shall be deemed an original and all of which constitute one and the same instrument.

          K. Seller shall furnish Buyer at or prior to Closing with a Certification ot Non-Foreign Status (Corporation) in accordance with the provisions of Section 1445 of the Internal Revenue Code of 1954, as amended ("Section 1445"). If Seller shall fail to furnish the same, Buyer shall comply with the FIRPTA withholding requirements of Section 1445 unless Seller qualified for the "Qualifying Statement" exemption from such withholding and furnishes Buyer at or prior to Closing with the "Qualifying Statement" prescribed by
Section 1445.

          L. Each party to this Agreement agrees to execute, acknowledge and deliver or cause to be delivered, such other deeds, assignments, affidavits, certificates and other instruments, documents and agreements as may be reasonably necessary and required by the other party from time to time to confirm and carry out the intent and purpose of this Agreement and the performance of each party's obligations under the terms of this Agreement, in such form as shall be reasonably satisfactory to counsel for both parties.

          M. All monies paid on account of this Agreement and the reasonable expenses of examination of title to the Subject Premises and of any survey incurred by Buyer are hereby made liens on the Subject Premises.

          N. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other Jurisdiction. The parties intend this Agreement to be enforced as written. If any provision of this Agreement shall otherwise finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

          O. This Agreement has been drafted on the basis of mutual contribution of language, the parties each having been represented by independent counsel of their own choosing, and is not to be construed against any party as being the drafter or causing the same to be drafted.

          P. Each of Buyer and Seller shall pay its own costs and expenses (including, without limitation, attorneys' fees and other professional fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and all related documents and the consummation of the transactions contemplated hereby. The provisions of this Subsection P shall survive the Closing or termination of this Agreement.

          Q. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

          R. Notwithstanding anything to the contrary in this Agreement, (i) nothing in this Agreement is intended to or shall create for or grant to any third person any rights whatsoever, as a third party beneficiary or otherwise,
(ii) no third person is entitled to rely on any of the representations, warranties, covenants or agreements contained herein; and (iii) no party hereto shall incur any liability or obligation to any third person because of any reliance by such third person on any representation, warranty, covenant or agreement herein.

          S. As used in this Agreement, the Exhibits and the Schedule as required by the context; the singular and plural shall be deemed to include each other an each gender, to include all genders, words importing persons shall include partnerships, associations, corporations, trusts and other entities, the terms "herein", "hereof", and "hereunder" or other similar terms refer to this Agreement as a whole and not only to the particular sentence, paragraph, subsection or section in which any term is used except as expressly more specifically limited; and words and phrases defined in this Agreement have the same meaning in the Exhibits and the Schedule unless specifically provided to the contrary in any Exhibits and the Schedule. As used herein the term "party" refers, as appropriate, to Seller or Buyer.

          T. Except with respect to the Confidentiality Agreement entered into by and between Buyer and Seller, dated November 13, 1996, this Agreement, including all Exhibits and the Schedule hereto, constitute the sole understanding of the parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all prior agreements and understandings between the parties with respect to such matters. No amendment modification or alteration of the terms or provisions of this Agreement, including all Exhibits and the Schedule hereto, shall be binding unless the same shall be in writing and duly executed by the party to be charged with such amendment, modification or alteration.

          U. It is understood and agreed that all understandings, representations and agreements heretofore had between the parties (including their brokers and agents) hereto are merged in this Agreement, which alone fully and completely expresses their agreement, and that the same is entered into after full investigation neither party relying upon any statement or representation not embodied in this Agreement, made by the other.

          V. Notwithstanding anything contained herein to the contrary, if this transaction shall not close solely as a result of a willful default by Seller under this Agreement, then the Deposit with interest earned on the Deposit, shall be returned by Escrow Agent to Buyer within five (5) days following demand by Buyer. In the event that Seller willfully fails to perform any of its obligations under this Agreement, in addition to the return of the Deposit and interest as above provided, Buyer shall have the right to seek specific performance of this Agreement. In the event buyer prevails in such specific performance action, Buyer shall be obligated to pay to Seller the full Purchase Price including the amount of the Deposit, less cost and expenses of enforcing rights including, but not limited to, legal fees and expenses. In no event shall Buyer have the right to seek damages from Seller as a result of any default or breach by Seller under this Agreement. Seller's inability to close (e.g., due to title defects which Seller is not obligated to cure) shall not be deemed a willful default.

          W. Except in the event of a willful default by Seller, Buyer shall not record this Agreement or a memorandum of this Agreement. Any such recording by Buyer shall be deemed a material default hereunder entitling Seller to terminate this Agreement and retain the Deposit and interest as liquidated damages.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       SELLER:

Federal Taxpayer I.D. No.              EATON CORPORATION


        34-0196300                     By: /s/ G.L. Gherlein
-------------------------------            -------------------------------------
                                           G. L. Gherlein
                                           Executive Vice President


                                       By: /s/ E. R. Frank1in
                                           -------------------------------------
                                           E. R. Frank1in
                                           Secretary

                                       BUYER:


Federal Taxpayer I.D. No.              WORLDCOMM SYSTEMS, INC.


        11-3225567                     By: /s/ David E. Hershberg
-------------------------------            -------------------------------------
                                           David E. Hershberg


                                       ESCROW AGENT:

                                       ESANU KATSKY KORINS & SIGER



                                       By: /s/ Randolph Amengual
                                           ----------------------------------
                                           Randolph Amengual, Esq.

                                   EXHIBIT "A"

                      Legal Description of Subject Premises

                        CONTINENTAL ABSTRACT CORPORATION

                         Title No.        5-335435         SCHEDULE A


ALL that certain plot, piece or parcel of land, situate, lying and being in the Town of Smithtown, County of Suffolk and State of New York, known and designated as part of Lot 40 on a certain map entitled, "Map of Vanderbilt Industrial Park,
Section 4" and filed in the Office of the Clerk of the County of Suffolk on May 28, 1971 as Map No. 5598, bounded and described as follows:

BEGINNING at a point on the southerly side of Oser Avenue, distant 1124.36 feet easterly from the northeasterly end of the curve having a radius of 40.00 feet connecting said southerly side of Oser Avenue with the easterly side of Plant Avenue; and

RUNNING THENCE along the southerly side of Oser Avenue, South 79 degrees 55 minutes 00 seconds East, a distance of 641.90 feet;

THENCE South 109 degrees 05 minutes 00 seconds West, a distance of 468.98 feet;

THENCE North 83 degrees 16 minutes 20 seconds West, a distance of 504.02 feet;

THENCE North 79 degrees 55 minutes 00 seconds West, a distance of 151.77 feet;

THENCE North 10 degrees 05 minutes 00 seconds East, a distance of 130.00 feet;

THENCE South 79 degrees 55 minutes 00 seconds East, a distance of 13.02 feet;
and

THENCE North 10 degrees 05 minutes 00 seconds East, a distance of 368.48 feet to the southerly side of Oser Avenue, at the point or place of BEGINNING.

                                   EXHIBIT "B"

                       Maintenance and Service Contracts



                                     "NONE"

                                   EXHIBIT "C"

                        Pending or Threatened Litigation



                                     "NONE"